UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, D.C. 20549

FORM 8-K

CURRENT REPORT

PURSUANT TO SECTION 13 OR 15(d) OF THE

SECURITIES EXCHANGE ACT OF 1934

Date of Report (date of earliest event reported): November 7, 2011

THE AES CORPORATION

(Exact name of registrant as specified in its charter)

DELAWARE	001-12291	54-11263725
(State of Incorporation)	(Commission File No.)	(IRS Employer Identification No.)

4300 Wilson Boulevard, Suite 1100

Arlington, Virginia 22203

(Address of principal executive offices, including zip code)

Registrant’s telephone number, including area code: (703) 522-1315

NOT APPLICABLE

(Former Name or Former Address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 2.05 Costs Associated with Exit or Disposal Activities

The AES Corporation (“AES” or the “Company”) will recognize pre-tax losses in the amount of approximately $360 million upon closing of the sale of certain assets in Argentina. Further information regarding the transaction and recognition of losses is set forth in Item 2.06 below, which is incorporated by reference herein.

Item 2.06 Material Impairments

In its Form 10-Q for the period ended September 30, 2011, the Company disclosed that a sale of our distribution assets and a small generation plant in Argentina was more likely than not and that a final decision to sell would result in a write down of substantially all of the carrying amount of these entities. On November 7, 2011, the Company approved the sale and determined that an impairment of long-lived assets of approximately $200 million is required under generally accepted accounting principles in the United States of America (“U.S. GAAP”). Upon closing of the transaction (anticipated during the fourth quarter of 2011), AES will recognize an additional loss from disposal of approximately $160 million, resulting in total losses of approximately $360 million on a consolidated basis, which includes the recognition of cumulative translation losses. The approval of the sale will result in the businesses being classified as held for sale and their operating results will be reclassified to discontinued operations as of December 31, 2011. Neither the impairment charge nor the loss from disposal will impact the Company’s cash flows or cash balances and neither charge is expected to result in any material future cash expenditures. The assets that will be sold include the Empresa Distribuidora La Plata S.A. (“Edelap”) and Empresa Distribuidora De Energia Sur S.A (“Edes”), two distribution companies in Argentina in which the Company indirectly owns a 90% equity interest, and Central Dique S.A., a small generation plant in Argentina, where the Company indirectly owns a 51% equity interest. Edelap and Edes are utility businesses serving approximately 329,000 and 172,000 customers, respectively. The Central Dique S.A. facility is comprised of a 68 MW gas and diesel plant.

The Company has not completed its financial review for the quarter or year ending December 31, 2011. As part of its normal quarterly close process, the Company will continue to evaluate the recoverability of other long-lived assets. Any additional impairments that must be recognized in accordance with U.S. GAAP during the quarterly close process will be disclosed in the Company’s Form 10-K for the year ending December 31, 2011.

Item 7.01 Regulation FD Disclosure

The charges noted in Items 2.05 and 2.06 above do not impact the Company’s guidance metrics.

The Company is updating its 2011 guidance for U.S. GAAP diluted earnings per share from continuing operations to reflect the impact of non-cash impairments previously disclosed in our Form 10-Q for the period ended September 30, 2011 and costs on the anticipated early extinguishment of debt at Brasiliana, a holding company in Brazil. The Company’s 2011 guidance for U.S. GAAP diluted earnings per share from continuing operations is now $0.63 to $0.69. The charges noted above do not impact Adjusted EPS guidance or any other element of the Company’s previously disclosed guidance.

The Company’s guidance metrics were updated on November 4, 2011. The Company is not updating its guidance at this time, other than to note the impacts specifically described above.

The information set forth above is furnished pursuant to Item 7.01 and shall not be deemed “filed” for any purpose, including for the purposes of Section 18 of the Exchange Act, or otherwise subject to the liabilities of that Section. The information in this Current Report on Form 8-K shall not be deemed incorporated by reference into any filing under the Securities Act or the Exchange Act regardless of any general incorporation language in such filing.

Safe Harbor Disclosure

This Form 8-K contains forward-looking statements within the meaning of the Securities Act and of the Exchange Act. Such forward-looking statements include, but are not limited to, those related to future earnings growth and financial and operating performance. Forward-looking statements are not intended to be a guarantee of future results, but instead constitute AES current expectations based on reasonable assumptions. Forecasted financial information is based on certain material assumptions. These assumptions include, but are not limited to accurate projections of future interest rates, commodity prices and foreign currency pricing, continued normal or better levels of operating performance and electricity demand at our distribution companies and operational performance at our generation businesses consistent with historical levels, as well as achievements of planned productivity improvements and incremental growth from investments at investment levels and rates of return consistent with prior experience. In addition, our 2011 guidance for earnings and adjusted earnings is based on a number of assumptions, including the continued reporting of the results of AES Eastern Energy and its affiliated companies in discontinued operations. For more information regarding AES Eastern Energy, please see Item 2: Management’s Discussion and Analysis in AES’ Form 10-Q for the period ended September 30, 2011.

Actual results could differ materially from those projected in our forward-looking statements due to risks, uncertainties and other factors. Important factors that could affect actual results are discussed in AES filings with the Securities and Exchange Commission (“SEC”) including but not limited to the risks discussed under Item 1A “Risk Factors” in the Company’s Annual Report on Form 10-K for the year ended December 31, 2010, its Form 10-Q for the periods ended March 31, 2011 and September 30, 2011, as well as our other SEC filings. AES undertakes no obligation to update or revise any forward-looking statements, whether as a result of new information, future events or otherwise.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf of the undersigned hereunto duly authorized.

THE AES CORPORATION

Date: November 13, 2011	By:	/s/ Victoria D. Harker
	Name:	Victoria D. Harker
	Title:	Executive Vice President and Chief Financial Officer